Exhibit 99

[AMERICAN EXPRESS LOGO]       [GE CONSUMER FINANCE LOGO]        [DILLARD'S LOGO]



                    AMERICAN EXPRESS AND GE CONSUMER FINANCE

                         ANNOUNCE CARD ISSUING ALLIANCE

 Dillard's American Express card to be first product issued under new agreement

New York and Stamford, Conn. -- January 18, 2006 -- American Express and GE Consumer Finance today announced that GE Consumer Finance will issue American Express-branded credit cards in the United States. The deal enables GE Consumer Finance to continue its growth strategy by offering more choices and flexibility to its retail partners and cardholders with credit cards from each of the four payment networks -- American Express, Visa, MasterCard and Discover. The first product to be offered under the new agreement will be a Dillard's American Express card, with more American Express co-brand cards expected to follow.

The new cards will carry the American Express logo and be accepted on the American Express global merchant network. Under the terms of the agreement, GE Consumer Finance will be responsible for issuing the cards, managing the customer relationships and providing customer service, billing and credit management.

GE Consumer Finance is an innovative provider of integrated retail credit and loyalty programs, working with retailers to grow their market share and increase customer loyalty through branded private label cards, bankcards, and personal and home equity solutions.

"The combination of two recognizable and respected brands creates terrific opportunities for our retail partners and consumers," said Mark W. Begor, president and CEO, GE Consumer Finance-Americas. "We can now offer a new line of cards that offer rich rewards for loyal shoppers at their favorite stores and the flexibility to accelerate their reward earnings through purchases everywhere American Express is accepted for payment."

This alliance represents another significant step in American Express' strategy to open its network to financial institutions in the United States. GE Consumer Finance is the seventh U.S. partner for American Express.

"GE Consumer Finance is an ideal partner for American Express with their strong store-affiliated partners, commitment to rapid growth through innovative new products and programs, and devotion to excellent customer service," said Barry Rodrigues, executive vice president of American Express' Global Network Services. "We look forward to working closely with GE to deliver exceptional value to their retail partners and consumers."

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Dillard's is among the nation's largest fashion apparel and home furnishings retailers with 330 stores in 29 states. In addition to receiving more value and rewards when shopping at Dillard's, cardholders will be able to use their Dillard's cards at the millions of American Express merchants around the world.

"Our customers expect the best, which makes the Dillard's American Express card issued by GE Consumer Finance the perfect choice for our company and our customers," said Dillard's CEO William Dillard, II. "Cardmembers will benefit from the creativity, expertise and commitment to premium value from these two outstanding companies."

About GE Consumer Finance

With $150 billion in assets, GE Consumer Finance, a unit of General Electric Company (NYSE:GE), is a leading provider of credit services to consumers, retailers and auto dealers in 47 countries around the world. GE Consumer Finance, based in Stamford, Connecticut, offers a range of financial products, including private label credit cards, personal loans, bank cards, auto loans and leases, mortgages, corporate travel and purchasing cards, debt consolidation and home equity loans and credit insurance. More information can be found online at www.geconsumerfinance.com.

About American Express

American Express Company is a diversified worldwide travel, financial and network services company, founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, insurance and international banking.

American Express has been aggressively pursuing a strategy of opening its merchant network to third party issuers around the world. By leveraging its global infrastructure and the powerful appeal of the American Express brand, American Express aims to gain even broader reach for its network worldwide. American Express has now established nearly 100 card-issuing partnership arrangements in close to 110 countries.

About Dillard's

Dillard's, Inc. (NYSE: DDS) ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.8 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 330 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. More information about Dillard's can be found at www.dillards.com.


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Note to Editors:
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*GE Consumer Finance is the seventh partner to issue American Express cards in the United States. Since 2004, American Express has entered into card-issuing alliances in the U.S. with Bank of America, MBNA, Citibank, HSBC, Juniper Bank/UBS, and USAA Federal Savings.

For more information please contact:

GE Consumer Finance: Jennifer Schiavone (203) 585-6252

American Express: Keri Buster (212) 640-6193

Dillard's: Julie J. Bull (501) 376-5965